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The following is a transcript of the interview between Aaron Milford, President and CEO of Magellan Midstream Partners, L.P. (NYSE: MMP) (“Magellan”), and CNBC on August 8, 2023. While effort has been made to provide an accurate transcription, there may typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. Magellan believes that none of these are material.

CNBC Mad Money Interview with Aaron Milford

August 8, 2023

Jim Cramer: With oil back in the low '80s we need to talk about pipelines. Even though we have oceans of oil and gas in this country we don't have nearly enough infrastructure to get it from where it's produced. Usually the middle of nowhere to high population areas where it’s needed. That's why I’ve always got an eye on the pipeline plays and something interesting happened in this group back in May when we learned ONEOK’s buying Magellan Midstream Partners for $18.8 billion in cash and stock, that’s a 22% premium from where shares were previously trading. Both companies said there could be $200 to $400 million of annual synergies from the deal and that could be a big distribution coming. And for the sake of history long time viewers know that I have been fond of both companies. However, because Magellan Midstream is structured as a publicly traded partnership, while ONEOK is a traditional C Corp, there are some complicated tax consequences to the deal which is why some of the Magellan shareholders have said they're voting against the merger. Magellan’s management feels quite differently, they say their investors will only pay new taxes from the takeover premium and there’s a lot more to be had here. More importantly, they point out that the timing of the ONEOK deal is advantageous because the taxes owed by Magellan's long-term unitholders are likely to increase substantially soon, even if it continues as an independent entity. I know it's complicated which is why I want to take a closer look with Aaron Milford, he is on the Magellan Midstream side he is the president and CEO of Magellan Midstream and we have to talk about what's happening to the unitholders, I also of course want to talk about the deal. Mr. Milford, welcome to Mad Money.

Aaron Milford: Thanks for having me.

Jim Cramer: Well first, I want people to understand that this combination is a powerful one and that I have a belief, I had Enbridge last night, that people should be shifting from traditional electric utilities that are yielding 3% to 4% to consistent pipeline companies that aren't nearly as levered to a commodity as you think. So, why don't you talk us through the new ONEOK Magellan, what it would look like.

Aaron Milford: Well the combined company is really going to be exciting to your point, it will have refined products, transportation, so things like moving gasoline, diesel, jet fuel it will be moving crude oil from places like the Permian Basin to Houston, but we’re going to add to that with the merger with ONEOK, moving natural gas liquids and natural gas. So you'll have a company that will have all of those commodities and it’s primarily a fee-based business to your point.

Jim Cramer: Right so let’s go over that, now people may say, “well, wait a second if oil is going down and natural gas is going down then the distribution will go down.” It's quite the opposite. It’s just -- that's not the way these companies work at all.

Aaron Milford: No, we're a volume business.

Jim Cramer: Right.

Aaron Milford: And as long as the products are demanded and needed, we'll make more money. So as the commodity price moves around, as long as it's needed we'll continue to move it and we’ll actually do quite well.

Jim Cramer: And the ONEOK side, I think, and I followed ONEOK because of the CFO Walter Hulse, old friend of mine from Summit, New Jersey, has US LNG export, I mean it’s a terrific business and they’re in the catbird seat.

Aaron Milford: Yeah, I mean exports are an important story for the U.S. energy complex, you know, we need the energy here in the United States we’re focused on that, but the fact is the world needs the energy as well. So, we're going to be continuing to export more and more refined products, crude oil, natural gas liquids out of this country for a very long time because the world needs the energy.

Jim Cramer: And people don't seem to understand, we are short oil pipelines. We don't have enough. Magellan has the best.

Aaron Milford: Well, we think we have the best.

Jim Cramer: No I know you do I’ve looked at this a long time, you do have the best.

Aaron Milford: And, right, at this moment I think we may have enough oil pipelines for instance out of the Permian to Houston or Corpus, it’s probably okay right now. But as drilling continues to increase we’re going to need more infrastructure.

Jim Cramer: Absolutely.

Aaron Milford: Because the demand isn’t going away, whether in the United States or in the world.

Jim Cramer: Now, one issue I’ve been reluctant to tackle on this show, is what will happen to people's personal taxes because that is very much to be decided between a person and their accountant. At the same time, though, when it comes to a deal maybe not going through because of tax issues, I have to just bring up what happens to someone who has been a longtime holder of Magellan and this deal goes through?

Aaron Milford: It's a really good question. What we have to focus on is the value that we're creating. This deal that we're -- we have with ONEOK, it represents a full value for Magellan, it’s a full value and it’s a value that, frankly, will be difficult for us to replicate standalone.

Jim Cramer: I know, I remember the old days and it’s just hard.

Aaron Milford: It's a full value on the way in and then you look at the combined company, we’ve already talked about the combined company and we see the resilience, the diversification, the growth potential in the combined company. You put those together, it's a really powerful value proposition, so that's where you have to start, is that value proposition.

Jim Cramer: Okay.

Aaron Milford: And once you understand that, now let's talk about taxes. You know, as you know, a master limited partnership is a tax deferred investment, it’s not tax-free. So what that means is, eventually, the taxes are going to come due. The question is, do you want more, which we think the transaction provides more, or do you want less, but you're paying taxes anyway.

Jim Cramer: More being, when you add the premium in it's almost, it’s very difficult to see why someone wouldn't want the premium, then eventually you have to pay taxes no matter what.

Aaron Milford: You're paying taxes either way, Jim. Go back to before we announced this deal, Magellan was trading at $55.41, we announced this transaction we have the potential to put $67.50 of value on the table based on the terms or at the time, the value of the companies. It’s traded as high as $70 recently in terms of what our holders would receive. So, do you want $55 or do you potentially want $70? You're paying the taxes on both sides.

Jim Cramer: I don't think people realize, and I know this from the previous regime, you know we have a government with a FERC that is not necessarily pro master limited partnership-- it's not like the government is out there trying to make more money for you. That's not been the case.

Aaron Milford: No, infrastructure has been difficult.

Jim Cramer: Yes.

Aaron Milford: Of late.

Jim Cramer: You’re very, you're a gentleman.

Aaron Milford: Infrastructure has been difficult. But, you bring up a good point in the sense that it's absolutely required.

Jim Cramer: Yes.

Aaron Milford: If we want to benefit from the resources we have in this country, we’re going to have to have infrastructure to do it. That's what this combined company will more powerfully provide than even we can do by ourselves, is that infrastructure so that we can enjoy the resources we have in this country.

Jim Cramer: Well I can't own individual stocks, but as someone who always loved the MLPs before in the old days when I could, this deal is just a major win and I think people who are voting against it, frankly don't understand the economics of a great deal.

Aaron Milford: Well, it’s full value, the combined company is really exciting, yes, you’re going to have to pay the taxes but you owe them anyway.

Jim Cramer: Perfect, that is Aaron Milford, he’s the President and CEO of Magellan Midstream Partners, MMP, those people who know the trust know that I’ve liked MMP for a long time and ONEOK is such a great company, it’s just terrific. Mad Money will be back after the break.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This transcript contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this transcript that address activities, events or developments that ONEOK, Inc. (NYSE: OKE) (“ONEOK”) or Magellan expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the proposed transaction between ONEOK and Magellan (the “Proposed Transaction”), the expected closing of the Proposed Transaction and the timing thereof and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, including maintaining current ONEOK management, enhancements to investment-grade credit profile, an expected accretion to earnings and free cash flow, dividend payments and potential share repurchases, increase in value of tax attributes and expected impact on EBITDA. Information adjusted for the Proposed Transaction should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this transcript. These include the risk that ONEOK’s and Magellan’s businesses will not be integrated successfully; the risk that cost savings, synergies and growth from the Proposed Transaction may not be fully realized or may take longer to realize than expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the possibility that shareholders of ONEOK may not approve the issuance of new shares of ONEOK common stock in the Proposed Transaction or that unitholders of Magellan may not approve the Proposed Transaction; the risk that a condition to closing of the Proposed Transaction may not be satisfied, that either party may terminate the merger agreement or that the closing of the Proposed Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Proposed Transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the merger agreement relating to the Proposed Transaction; the risk that ONEOK may not be able to secure the debt financing necessary to fund the cash consideration required for the Proposed Transaction; the risk that changes in ONEOK’s capital structure and governance could have adverse effects on the market value of its securities; the ability of ONEOK and Magellan to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on ONEOK’s and Magellan’s operating results and business generally; the risk the Proposed Transaction could distract management from ongoing business operations or cause ONEOK and/or Magellan to incur substantial costs; the risk of any litigation relating to the Proposed Transaction; the risk that ONEOK may be unable to reduce expenses or access financing or liquidity; the impact of a pandemic, any related economic downturn and any related substantial decline in commodity prices; the risk of changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond ONEOK’s or Magellan’s control, including those detailed in the joint proxy statement/prospectus (as defined below). All forward-looking statements are based on assumptions that ONEOK and Magellan believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither ONEOK nor Magellan undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Proposed Transaction, on July 25, 2023, ONEOK and Magellan each filed with the Securities and Exchange Commission (the “SEC”) a definitive joint proxy statement/prospectus (the “joint proxy statement/prospectus”), and each party will file other documents regarding the Proposed Transaction with the SEC. Each of ONEOK and Magellan commenced mailing copies of the joint proxy statement/prospectus to shareholders of ONEOK and unitholders of Magellan, respectively, on or about July 25, 2023. This transcript is not a substitute for the joint proxy statement/prospectus or for any other document that ONEOK or Magellan has filed or may file in the future with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF ONEOK AND MAGELLAN ARE URGED TO CAREFULLY AND THOROUGHLY READ THE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED BY ONEOK AND MAGELLAN WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONEOK AND MAGELLAN, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Investors can obtain free copies of the joint proxy statement/prospectus and other relevant documents filed by ONEOK and Magellan with the SEC through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by ONEOK, including the joint proxy statement/prospectus, are available free of charge from ONEOK’s website at www.oneok.com under the “Investors” tab. Copies of documents filed with the SEC by Magellan, including the joint proxy statement/prospectus, are available free of charge from Magellan’s website at www.magellanlp.com under the “Investors” tab.